Exhibit 10.3

AMENDMENT TO

RETENTION AGREEMENT FOR KENNETH R. MEYERS

THIS AMENDMENT TO RETENTION AGREEMENT is made and entered into this                      day of December, 2008, by and between TELEPHONE AND DATA SYSTEMS, INC., a Delaware corporation (the “Corporation”) and KENNETH R. MEYERS (the “Executive”).

W I T N E S S E T H

WHEREAS, the Corporation and the Executive heretofore have entered into a Retention Agreement, dated as of December 4, 2006 (the “Agreement”);

WHEREAS, section 409A of the Internal Revenue Code of 1986, as amended (“section 409A”) sets forth restrictions with respect to certain nonqualified deferred compensation arrangements, which for this purpose may include the Agreement; and

WHEREAS, the Corporation and the Executive desire to amend the Agreement to cause it to comply with the requirements of section 409A, to the extent applicable thereto.

NOW, THEREFORE, it hereby is agreed that the Agreement be amended, effective as of January 1, 2009, as follows:

1.  Section 1(b) hereby is amended (i) to replace the period at the end of clause (ii) thereof with  “; or” and (ii) to add thereto the following new clause (iii):

(iii)          the failure by the Company, as required by Section 8(b), to cause any successor or transferee unconditionally to assume this Agreement prior to the effectiveness of any merger, consolidation or transfer of assets referenced in Section 8(a).

2.  Section 1(c) hereby is amended in its entirety to read as follows:

(c)           “Qualifying Termination” shall mean the Executive’s separation from service with the Company and its affiliates by the Company without Cause or by the Executive for Good Reason.  For all purposes of this Agreement, “separation from service” shall have the meaning set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and guidance provided by the Treasury with respect thereto.

3.  The third sentence of Section 2(a) hereby is amended in its entirety to read as follows:

In recognition of the possibility of such cancellation, the Company hereby agrees that if the Executive’s employment with the Company is separated in a Qualifying Termination, and if as a result of such separation any of the options identified in Exhibit A to this Agreement are canceled (the “Canceled Options”), within thirty (30) days after such Qualifying Termination (unless the delay required by Section 12 applies), the Company shall pay the Executive a lump sum cash payment equal to the difference between (i) the Fair Market Value (as defined in the Plan) on the date of the Qualifying Termination of the Common Stock subject to the Canceled Options and (ii) the exercise price with respect to such Canceled Options provided in the award agreement or agreements evidencing the option grant.

4.  The third sentence of Section 2(b) hereby is amended in its entirety to read as follows:

In recognition of the possibility of such forfeiture, the Company hereby agrees that if the Executive’s employment with the Company is separated in a Qualifying Termination, and if as a result of such separation any of the Restricted Stock Units identified in Exhibit B to this Agreement are forfeited (the “Forfeited Restricted Stock Units”), within thirty (30) days after April 3, 2009 (unless the delay required by Section 12 applies), the Company shall pay the Executive a lump sum cash payment equal to the Fair Market Value (as defined in the Plan) on April 3, 2009 (the “Vesting Date”) of the Common Stock of USCC subject to the Restricted Stock Units that would have become vested on such date had the Restricted Stock Units not been forfeited.

5.  Section 4 hereby is amended to add the parenthetical “(unless the delay required by Section 12 applies)” immediately following the clause “on a current basis” set forth therein.

6.  Section 8(b) hereby is amended to delete the second and third sentences thereof.

7.  The second sentence of Section 12 hereby is replaced in its entirety by the following two sentences:

Notwithstanding any other provision of this Agreement, to the extent any payment under the Agreement is considered deferred compensation subject to Section 409A, such payment shall not be made earlier than the date that is six (6) months and one (1) day following the date of the Executive’s separation from service, or, if earlier, the date of the Executive’s death, if the earlier making of such payment would result in tax penalties being imposed on the Executive under Section 409A.  The amount of any payment delayed pursuant to the immediately preceding sentence shall be paid to the Executive on the first business day coincident with or next following the date that is six (6) months and one (1) day following the date of the Executive’s separation from service or, if earlier, within thirty (30) days following the date of the Executive’s death.

FURTHER AGREED, that in all other respects, the provisions of the Agreement hereby are affirmed.

* * * * * *

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Amendment to Retention Agreement as of the day and year first above written.

TELEPHONE AND DATA SYSTEMS, INC.

By:
C. Theodore Herbert
Vice President—Human Resources

EXECUTIVE

Kenneth R. Meyers

SIGNATURE PAGE TO

AMENDMENT TO RETENTION AGREEMENT